CPI Aerostructures Inc. 8-K

EXHIBIT 10.1

THIRD LEASE AMENDMENT

THIRD AMENDMENT TO LEASE AGREEMENT (this "Third Lease Amendment"), made the 15th day of April, 2025, by and between HEARTLAND BOYS II LP., a New York limited partnership, with an office at 1 Executive Drive, Edgewood, New York, 11717, (hereafter Landlord“) and CPI Aerostructures Inc., a corporation duly organized and existing under the law of the state of New York, with an office at 91 Heartland Boulevard, Edgewood, New York 11717 (hereafter "Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a written Agreement of Lease, dated June 30, 2011, for the leasing by Landlord and the hiring by Tenant, of those certain premises known as 91 Heartland Boulevard, Edgewood, New York, as more particularly described in Exhibit 11A11 thereto, for the term, for the rent and on all terms and conditions as set forth in the Agreement of Lease; and

WHEREAS, Landlord and Tenant entered into a written Lease Amendment to the Agreement of Lease, which Lease Amendment was dated November 11, 2020, whereby, among other things, the term of the Agreement of Lease was extended until April 30, 2023, for the rent and on all terms and conditions as set forth in the Lease Amendment,; and

WHEREAS, Landlord and Tenant entered into a written Second Lease Amendment to the Agreement of Lease, which Second Lease Amendment was dated November 10, 2021, whereby, among other things, the term of the Agreement of Lease was extended until April 30, 2026, for the rent and on all terms and conditions as set forth in the Second Lease Amendment, (the Agreement of Lease, as amended by the Lease Amendment, and the Second Lease Amendment, the "Lease"); and

WHEREAS, the Lease is currently in full force and effect and Tenant is occupying the premises; and

WHEREAS, the term of the Lease is to end on April 30, 2026; and

WHEREAS, Tenant desires to extend the term of the Lease for one (1) additional period of five (5) years from May 1, 2026, so that the term of the Lease shall end on April 30, 2031, for the rent, and on all of the terms and conditions of the Lease, as modified herein; and

WHEREAS, Landlord is agreeable to extending the term of the Lease for one (1) additional period of five (5) years from May 1, 2026, so that the term of the Lease shall end on April 30, 2031, for the rent, and on all of the terms and conditions of the lease, as modified herein; and

WHEREAS, the Lease may be modified by a writing executed by the Landlord and Tenant.

NOW, THEREFORE, in consideration of the Lease, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Landlord and Tenant hereby ratify and confirm the recitals.

2.

Notwithstanding anything contained in the Lease, the Lease is hereby amended to extend the term thereof for one additional period of five (5) years from the present expiration date thereof, so that the term of the Lease shall end on April 30, 2031, instead of April 30, 2026, unless such term shall sooner cease and expire as in the Lease provided. Other than if, in accordance with the terms of the Lease, the term of the Lease shall expire or terminate earlier, Landlord and Tenant agree for all purposes that any and all references to the termination or expiration date of the Lease shall mean April 30, 2031.

3.

Paragraph 41 (A) of the rider to the Lease is amended by adding the following subparagraphs:

(xviii)

For the period May 1, 2026 through April 30, 2027, Base Rent shall be two million one hundred eighty-one thousand three hundred eighty-four and 39/100 Dollars ($2,181,384.39), payable one hundred eighty-one thousand seven hundred eighty-two and 03/100 ($181,782.03) Dollars monthly.

(xix)

For the period May 1, 2027 through April 30, 2028, Base Rent shall be two million two hundred forty-six thousand eight hundred twenty-five and 89/100 Dollars ($2,246,825.89), payable one hundred eighty-seven thousand two hundred thirty-five and 49/100 ($187,235.49) Dollars monthly.

(xx)

For the period May 1, 2028 through April 30, 2029, Base Rent shall be two million three hundred fourteen thousand two hundred thirty and 67/100 Dollars ($2,314,230.67), payable one hundred ninety-two thousand eight hundred fifty-two and 56/100 ($192,852.56) Dollars monthly.

(xxi)

For the period May 1, 2029 through April 30, 2030, Base Rent shall be two million three hundred eighty-three thousand six hundred fifty-seven and 59/100 Dollars ($2,383,657.59), payable one hundred ninety-eight thousand six hundred thirty-eight and 13/100 ($198,638.13) Dollars monthly.

(xxii)

For the period May 1, 2030 through April 30, 2031, Base Rent shall be two million four hundred fifty-five thousand one hundred sixty-seven and 32/100 Dollars ($2,455,167.32), payable two hundred four thousand five hundred ninety-seven and 28/100 ($204, 597.28) Dollars monthly.

4.

Notwithstanding anything contained herein to the contrary, Landlord acknowledges that, as a one-time non-recurring obligation, Landlord, at Landlord’s sole cost and expense, will: 1) improve drainage in parking lot to eliminate flooding in the back of the building; 2) repair as required, the roof to eliminate leaks; and 3) repair or replace as required, the HVAC/Heating units above the factory to remedy the lack of heat in the winter months. Landlord agrees to have these three items completed by that date which is one hundred twenty (120) days from the date of this Third Lease Amendment. Other than as set forth in the prior sentence, Tenant acknowledges Landlord has not offered to do and has no obligation to do any work or make any repairs, alterations, modifications, improvements, changes or additions in connection with this Third Lease Amendment.

5.

Landlord and Tenant each warrants and represents to the other party that there was no broker instrumental in bringing about or consummating this Third Lease Amendment and that no conversations or negotiations were had with any brokers in connection with this Third Lease Amendment. Each of Landlord and Tenant agree to indemnify, defend and hold the other harmless from and against any and all costs, commissions, expenses, claims, suits, actions, judgments, including reasonable attorneys' fees, of or by any broker for a commission or fee in connection with this Third Lease Amendment by reason of a breach by such party of the foregoing warranty and representation by such party. The terms of this Section 5 shall survive the expiration or earlier termination of the lease, as hereby amended.

6.

Each to the best of their knowledge, Landlord and Tenant hereby affirm that, as of the date hereof, no breach, default, or other act, error, or omission which, with the giving of notice or passage of time or both, would constitute a breach or default by either party, has occurred and is continuing.

7.

The lease, as amended herein, may only be modified by a writing executed by the parties hereto.

8.

The covenants, conditions and agreements of the Lease, as amended herein, shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in the Lease, their assigns.

9.

The Lease, as modified by this Third Lease Amendment, contains the entire understanding and agreement between Landlord and Tenant; all prior agreements, both oral and written, are merged herein and therein and are superseded hereby and thereby.

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10.

This Third Lease Amendment may be executed in counterparts, each of which shall constitute an original and each of which taken together shall constitute one and the same agreement. Digital, electronic or scanned copies of original handwritten signatures shall be considered valid.

11.

Except as specifically set forth in this Third Lease Amendment, the Lease is, and shall remain, in full force and effect in accordance with its terms, and each and every agreement, term, covenant and condition thereof is hereby ratified, confirmed and continued. From and after the date hereof, any and all references to the "lease" shall mean the Lease as modified by this Third Lease Amendment.

12.

This Third Lease Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision thereof.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their respective hands as of the day and year first above written.

LANDLORD: HEARTLAND BOYS II LP.

By:	Heartland G.P., Inc., its general partner

By:	/s/ David Wolkoff
David Wolkoff, President

TENANT: CPI AEROSTRUCTURES INC.

By:	/s/ Dorith Hakim
Dorith Hakim, CEO & President

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